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                                                                    Exhibit 99

                   WINTHROP PARTNERS 79 LIMITED PARTNERSHIP
                          FORM 10-QSB MARCH 31, 1998


Supplementary Information Required Pursuant to Section 9.4 of the Partnership Agreement

     1. Statement of Cash Available for Distribution for the three months ended March 31, 1998:

          Net income                                                  $ 318,000
          Add:  Depreciation and amortization charges to
                income not affecting cash available for
                distribution                                             25,000
                Minimum lease payments received, net of
                interest income earned, on leases accounted
                for under the financing method                           81,000

          Less: Mortgage principal payments                             (75,000)
                Cash to Reserves                                       (349,000)
                                                                      ---------

                Cash Available for Distribution                       $     -
                                                                      =========


     2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended March 31, 1998:

             Entity Receiving             Form of
               Compensation             Compensation                     Amount
               ------------             ------------                     ------

          Winthrop
          Management LLC              Property Management Fees          $ 7,000

          WFC Realty Co., Inc.        Interest in Cash Available
          (Initial Limited Partner)   for Distribution                  $    -